SMA RELATIONSHIP TRUST

CERTIFICATE OF VICE PRESIDENT AND ASSISTANT SECRETARY

I, Tammie Lee, Vice President and Assistant Secretary of SMA Relationship Trust (“Trust”), hereby certify that the Board of Trustees (“Board”) of the Trust duly adopted the following resolutions at a Board meeting held on March 6, 2008 and that by adopting such resolutions amended the By-Laws of the Trust dated December 3, 2002 in accordance with Article VIII, Section 1 of the By-Laws:

“RESOLVED,	that pursuant to Article VIII, Section 1 of the By-Laws, the following amendment to the By-Laws of the Fund, as described at this Meeting, be, and it hereby is approved:

The second paragraph of Article II, Section 5 of the By-Laws is hereby replaced in its entirety by the following:

‘When any shareholders’ meeting is adjourned to another time or place, written notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken, unless after the adjournment, a new record date is fixed for the adjourned meeting, or unless the adjournment is for more than sixty (60) days after the date of the original meeting, in which case, the Board of Trustees shall set a new record date as provided in Article V, Section 4 of the Declaration of Trust and give written notice to each Shareholder of record entitled to vote at the adjourned meeting in accordance with the provisions of Article II, Sections 3 and 4 of the By-Laws. At any adjourned meeting, any business may be transacted that might have been transacted at the original meeting.”

IN WITNESS WHEREOF, the undersigned has caused this certificate to be signed on this 23rd day of April, 2008.

/s/ Tammie Lee
Tammie Lee, Vice President
and Assistant Secretary
SMA Relationship Trust

ATTEST:

/s/ Eric Sanders
Eric Sanders, Vice President and
Assistant Secretary
SMA Relationship Trust